Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414)347-3836

Sensient Technologies Corporation Announces
Extension of CEO’s Employment Contract

MILWAUKEE—August 15, 2011—Sensient Technologies Corporation (NYSE: SXT) announced today that the employment contract of Kenneth P. Manning has been amended to extend his term of employment as Chairman and Chief Executive Officer through December 31, 2013.  Prior to this extension, Mr. Manning’s employment agreement with the Company had called for him to serve in these roles through January 1, 2013.  Mr. Manning’s employment agreement also expresses a mutual intention that following the term of his employment he will continue to serve as Chairman of the Board through December 31, 2015.

The Company also announced today that Mr. Manning will be assuming the title of President and the duties of chief operating officer previously assigned to Douglas S. Pepper.  Mr. Pepper has been offered another position at the Company.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing some of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com